Exhibit 10.1

Agreement

This Agreement (the “Agreement”), dated as of September 30, 2015, is made by and between Saker Aviation Services, Inc., a Nevada Corporation (“Seller”) and Warren Peck, an individual residing in the State of Oklahoma (“Buyer” and collectively with Seller, the “Parties” and each individually a “Party”)

WHEREAS, the Parties entered into that certain Stock Purchase Agreement on June 30, 2015, as amended on August 31, 2015 (collectively, the “Stock Purchase Agreement”);

WHEREAS, pursuant to Sections 2.3 and 3.2 of the Stock Purchase Agreement, Buyer is obligated to deliver the Closing Cash Amount (as defined in the Stock Purchase Agreement) to the Seller at Closing; and

WHEREAS, the Parties intend for the Buyer to transfer title to that certain Falcon 10N169LS, S/N 115 aircraft (the “Aircraft”) to the Seller in lieu of delivering the Closing Cash Amount at Closing, and the Seller intends to sell such Aircraft to a third party post-Closing.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained and other consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

1. Delivery of Aircraft. At Closing, Buyer shall transfer all right, title and interest in the Aircraft to Seller. This transfer shall be in lieu of the Closing Cash Amount.

2. Satisfaction of Obligation. On the transfer of all right, title and interest in the Aircraft to Seller, Buyer shall have fulfilled its obligation to deliver the Closing Cash Amount under the Stock Purchase Agreement.

3. Disposition of Proceeds upon Sale of Aircraft. On the sale of the Aircraft post-Closing, Seller shall retain from the proceeds of such sale: (i) $250,000, plus (ii) the amount of any and all costs and expenses associated with the sale, including, without limitation, all costs and expenses incurred by the Seller for the C-Check performed by Seller on the Aircraft. The remaining proceeds from the sale of the Aircraft, if any, shall be remitted to the Buyer.

4. Controlling Document. In the event of any conflict between this Agreement and the Stock Purchase Agreement, this Agreement shall control. All provisions in the Stock Purchase Agreement that do not conflict with this Agreement, including but not limited to, all representations and warranties having to do with the Aircraft and all other payment obligations, shall remain in full force and effect.

5. Stock Purchase Agreement. All capitalized not defined herein shall have the definitions set forth in the Stock Purchase Agreement.

6. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SAKER AVIATION SERVICES, INC.

By:	/s/ Ronald J. Ricciardi
Name:	Ronald J. Ricciardi
Title:	President

/s/ Warren Peck
Warren Peck

[Signature page to Agreement re Closing Cash Amount]